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JOHCM Funds Shareholder Proxy

Beginning July 10, 2015, a proxy statement announcing an upcoming shareholder meeting for certain JOHCM Funds was mailed to shareholders of record as of June 19, 2015. Fund Management (and the Board) recommends that shareholders vote “For” the proposed change, which will allow the JOHCM Funds more flexibility to expand how they are sold to new investors, and may ultimately result in lower operating costs for ALL investors.

To vote, please call 1-800-361-2782 between 9:00 a.m. and 10 p.m. Eastern time Monday through Friday.

For more information about the proposal, read our questions and answers here (Q&A – link). To view the entire proxy statement, click here (Proxy – link).

JOHCM Funds Proxy Q&A

Beginning July 10, 2015, a proxy statement relating to an upcoming shareholder meeting for certain JOHCM Funds was mailed to shareholders invested in those Funds as of June 19, 2015. Fund management and the Board of Trustees recommend that shareholders vote “For” the proposal, which will allow the Funds more flexibility to expand how Fund shares are sold to new investors, and ultimately may result in lower operating costs for ALL investors.

Background

On June 18, 2015, the Board of Trustees of the JOHCM Funds voted to terminate the existing Shareholder Servicing Plan and replace it with a broader Rule 12b-1 Plan. The current Shareholder Servicing Plan is limited in nature and the proposed Rule 12b-1 Plan would allow the Funds to participate in sales platforms and perform promotional activities which the Funds cannot pay for under the current Shareholder Servicing Plan. If shareholders approve the Rule 12b-1 Plan, the maximum costs to the shareholders would not change nor would the day-to-day operations. It is expected that the 12b-1 Plan would ultimately result in additional cost savings to shareholders over time.

What is the purpose of the Proxy and why is it important to Shareholders?

The purpose of the Proxy is to replace the current Shareholder Services Plan with a new 12b-1 plan, which is a combined distribution and shareholder service plan. This would result in no financial or operational impact to shareholders, but increased flexibility for the Funds to participate in marketing and sales opportunities, resulting in asset growth and expense reductions. In order for the Funds to adopt a Rule 12b-1 Plan, shareholder approval is necessary. Fund management and the Board are recommending shareholders vote “For” the proposal. Approving the Rule 12b-1 Plan will provide a means by which the Funds can participate in additional selling platforms and will permit the Funds to pay third-party intermediaries for distribution, sales and marketing efforts they perform on behalf of the Funds. Under the current Shareholder Servicing Plan, the Funds can only pay for account services for existing Shareholders and cannot pay for any distribution, sales or marketing efforts to attract new Shareholders. Attracting new shareholders to the Funds may benefit current shareholders by increasing the amount of assets in a Fund and thereby reducing total fund operating expenses.

By approving the Rule 12b-1 Plan, shareholders will not experience any difference in service-levels or any change in day-to-day operations. Additionally, the maximum fee rate payable under the Rule 12b-1 Plan is identical to the maximum rate payable under the current Shareholder Servicing Plan.

What is the difference between the Shareholder Servicing Plan and Rule 12b-1 Plan?

The significant difference between the Shareholder Servicing Plan and the Rule 12b-1 Plan is the type of payments that can be made. Payments made under the Shareholder Servicing Plan can only be made for shareholder servicing expenses. Payments made under the Rule 12b-1 Plan can be made for both distribution-related expenses and shareholder servicing.

•	Shareholder services relate to record-keeping and account services for existing Shareholder assets.

•	Distribution services relate to marketing and sales efforts to raise additional Shareholder assets.

Having a Rule 12b-1 Plan provides the Funds with the flexibility to pay expenses related to distribution services, which will, in turn, provide the opportunity for the Funds to participate in additional selling platforms.

Under the Rule 12b-1 Plan, shareholders will pay the maximum amount of the fees described therein to compensate financial intermediaries for selling Fund shares, regardless of the actual distribution expenses incurred. Therefore, the amount of fees actually paid may be slightly higher under the Rule 12b-1 Plan than under the Shareholder Servicing Plan, but only if reimbursement amounts payable to financial intermediaries under the Shareholder Services Agreement are less than the maximum fee allowed. The maximum fee rate under the Rule 12b-1 Plan is identical to the maximum rate payable under the Shareholder Servicing Plan.

What is the effective date and term of the 12b-1 Plan?

Upon approval by shareholders, the Funds will stop accruing and paying expenses under the Shareholder Servicing Plan and will begin accruing and paying expenses under the Rule 12b-1 Plan on October 1, 2015. The Rule 12b-1 Plan will be subject to annual approval by the Board of Trustees.

Why is it important that I vote?

Every shareholder vote is important and your vote makes a difference. If many shareholders choose not to vote, the funds might not receive enough votes to reach a quorum and conduct the shareholder meeting in September or approve the proposals. If sufficient votes are not cast, the Funds will have to actively solicit votes from shareholders, which is a process that would result in additional costs to the Funds and therefore the shareholders.

Has the JOHCM Funds’ Board of Trustees approved each proposal?

The proposals have been carefully reviewed, voted on, and approved by the Board of Trustees. The Board believes that the proposals are in the best interests of shareholders and recommend that you vote FOR the proposal.

How does approval benefit Shareholders?

Approving the Rule 12b-1 Plan will help the Funds access additional distribution platforms in an effort to grow assets and reduce shareholder expenses. The Rule 12b-1 Plan will allow the Funds to compensate intermediaries for selling shares of the Funds or otherwise engaging in promotional activities. These activities may generally benefit shareholders by increasing the amount of assets in a Fund and thereby reducing total annual fund operating expenses.

Is there a difference in the maximum amount of fees between the Shareholder Servicing Plan and the 12b-1 Plan?

The maximum rate payable under both plans are identical. The maximum rate payable under the Rule 12b-1 Plan will not exceed 0.10% for Class I shares or 0.25% for Class II shares. However, because the Rule 12b-1 Plan is a compensation plan versus a reimbursement plan as described above, the amount of fees actually paid may be slightly higher under the Rule 12b-1 Plan than under the Shareholder Servicing Plan.

Who gets to vote?

As of June 19, 2015, all Class I shareholders of JOHCM Emerging Markets Opportunities Fund, JOHCM Global Equity Fund, JOHCM International Small Cap Equity Fund, JOHCM Asia Ex-Japan Equity Fund, JOHCM Emerging Markets Small Mid Cap Equity Fund, and JOHCM US Small Mid Cap Equity Fund and all Class II shareholders of JOHCM Emerging Markets Opportunities Fund, JOHCM International Select Fund, JOHCM International Small Cap Equity Fund, and JOHCM Asia Ex-Japan Equity Fund,

What if there are not enough votes by the scheduled shareholder meeting date or if the proposal is not approved?

To facilitate receiving a sufficient number of votes, the Funds may need to take further action. AST Solutions, Inc., a proxy solicitation firm, or JOHCM may contact you by mail or telephone. Therefore, we encourage shareholders to vote as they review the proxy materials to avoid additional mailings or telephone calls. You can vote by calling 1-800-361-2782.

If there are not sufficient votes to approve a proposal by the time of the shareholder meeting (September 18, 2015), the meeting may be adjourned to permit further solicitation of proxy votes.

Who is paying for this proxy mailing and for the other expenses and solicitation costs associated with this shareholder meeting?

The proxy costs will be borne by the JOHCM Funds, which are subject to an expense limitation agreement between the Adviser and the Trust. As a result, the majority of the costs associated with this proxy would be subsidized by the Adviser under the expense limitation agreement. Beacon Hill Fund Services, Inc. also may indirectly pay a portion of the costs.